UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   November 8, 2005

NEWPORT INTERNATIONAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30587	23-3030650
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

73061 El Paseo Road, Suite 202, Palm Desert, California 92260

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (760) 779-0251

__________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02	NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REPORT.

As a result of a normal periodic review of its financial statements by the staff of the Securities and Exchange Commission, and after reviewing certain accounting principles we have applied in previously issued financial statements, management has determined on November 8, 2005 that the value of the restricted investment in marketable securities of Langley Park was impaired at June 30, 2005 and that its carrying value should be reduced. Consequently, management is restating its interim financial statements as of June 30, 2005 and for the interim periods then ended. The change in presentation of the Company’s restricted investment in marketable securities has the effect of reducing its assets at June 30, 2005 by approximately $661,390 as reflected on its balance sheet. The Company is also recognizing a realized loss on restricted investment of $5,777,843 during the three and six months ended June 30, 2005 which will have the effect of increasing its total other expenses and net loss in each of those periods by that amount. The change in carrying value of the Company's restricted investment in marketable securities also has for effect to increase its net loss by $5,777,843 for the three-month and the six-month period ended June 30, 2005, increase its comprehensive loss by $661,390 for the three-month and the six-month periods ended June 30, 2005, and increase its loss per share by $0.21 for the three-month and six-month periods ended June 30, 2005.The impairment in the value of the restricted investment in marketable securities also will result in a change in the consolidated statement of cash flows for the period ended June 30, 2005 to reflect the foregoing.

The Company’s President and Chief Executive Officer has discussed the matters set forth above with Sherb & Co., LLP, the Company’s independent registered public accounting firm.

The Company has filed an amendment to its Quarterly Report on Form 10-QSB for the period ended June 30, 2005 as soon as practicable reflecting the restated financial statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Newport International Group, Inc.

November 10, 2005

/s/ Cery B. Perle

Cery B. Perle

President, Chief Executive Officer